                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Knights Technology, Inc. 1987 Stock Option Plan and Employment Agreements with each of Tom Sherby, Ken Huang, Mary Korn and Ankush Oberiai of our reports dated January 21, 1997 (except for Note 11, as to which the date is March 12, 1997), with respect to the consolidated financial statements of Electroglas, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.




San Jose, California
May 30, 1997


                                            /s/ Ernst & Young LLP


















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